Exhibit 99.1

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828. kentringer@caseycomm.com

April 25, 2019

Cass Information Systems, Inc. Achieves

All-Time High in Quarterly Net Income in Q1 2019

Revenues up 7% and Diluted Earnings Per Share up 2%

ST. LOUIS — Cass Information Systems, Inc. (NASDAQ: CASS), a leading provider of transportation, energy, telecom and waste invoice payment and information services, reported first quarter 2019 earnings of $.55 per diluted share, an increase of 2% from the $.54 per diluted share it earned in the first quarter of 2018. Net income for the period was $8.2 million, the highest quarterly net figure ever produced by the company. In the first quarter of 2018, Cass had $8.1 million in net income.

	March 31, 2019	March 31, 2018	% Change
Transportation Invoice Volume	8.9 million	9.1 million	(2.6)
Transportation Dollar Volume	$7.0 billion	$6.8 billion	2.9
Facility Expense Transaction Volume*	7.0 million	7.1 million	(1.8)
Facility Expense Dollar Volume*	$3.6 billion	$3.4 billion	5.2
Revenues	$38.4 million	$36.0 million	6.6
Net Income	$8.2 million	$8.1 million	0.9
Diluted Earnings Per Share	$.55	$.54	1.9

* Includes Energy, Telecom and Waste

2019 1st Quarter Recap

First quarter 2019 revenue increased 7% with net income up 1%. Factors that continued to influence performance were an expanding customer base; the development, deployment and extension of new revenue-generating services; and higher interest rates. The bottom-line advances were achieved despite significant on-going investment in technology and infrastructure to support global expansion and future service growth.

Transportation activity was mixed with dollar volume increasing 3% in the quarter aided by higher carrier and fuel prices, while transportation invoice volume declined 3% compared to a strong Q1 2018 that included one additional processing day.

Facility-related (electricity, gas, waste and telecom expense management) dollar volume was up 5%. New customer wins, coupled with increased volume from current accounts, supported the increase. Facility expense transactions were down 2% for the period due to a reduction in the number of sites for existing retail customers and one less processing day in Q1 2019.

Consolidated operating expenses increased $2.3 million (9%) due mainly to on-going strategic investment in the technology and staff required to win and support new business.

“Even as the company sets a new record for quarterly net income in the present day, our focus remains on the future and on procuring the people and technology required to execute our long-term plan for steady growth,” noted Eric H. Brunngraber, Cass chairman and chief executive officer.

Cash Dividend Declared

On April 23, 2019, the company’s board of directors declared a second quarter dividend of $.26 per share payable June 14, 2019 to shareholders of record June 4, 2019. Cass has continuously paid regularly scheduled cash dividends since 1934.

About Cass Information Systems

Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control and efficiency in their supply chains, communications networks, facilities and other operations. Disbursing over $60 billion annually on behalf of clients, and with total assets of $1.6 billion, Cass is uniquely supported by Cass Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Bank provides sophisticated financial exchange services to the parent organization and its clients. Cass is part of the Russell 2000®. More information is available at www.cassinfo.com.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2018.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended March 31, 2019 and 2018:

	Quarter Ended March 31, 2019	Quarter Ended March 31, 2018
Transportation Invoice Volume	8,948	9,191
Transportation Dollar Volume	$6,985,773	$6,790,747
Facility Expense Transaction Volume	6,994	7,121
Facility Expense Dollar Volume	$3,617,428	$3,438,203
Payment and Processing Fees	$26,457	$24,827
Net Investment Income	11,357	10,609
Gains on Sales of Securities	11	13
Other	545	534

Total Revenues	$38,370	$35,983

Personnel	$22,277	$20,382
Occupancy	959	854
Equipment	1,469	1,308
Other	3,757	3,638

Total Operating Expenses	$28,462	$26,182

Income from Operations before Income Tax Expense	$9,908	$9,801
Income Tax Expense	1,745	1,709

Net Income	$8,163	$8,092

Basic Earnings per Share	$.56	$.55

Diluted Earnings per Share	$.55	$.54

Average Earning Assets	$1,438,614	$1,410,945
Net Interest Margin	3.42%	3.25%
Allowance for Loan Losses to Loans	1.40%	1.45%
Non-performing Loans to Total Loans	—	—
Net Loan (Recoveries) / Charge-offs to Loans	—	—
Provision for Loan Losses	$250	$—